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                                                                    Exhibit 99.1


TRICORD SYSTEMS RECEIVES NOTIFICATION FROM NASDAQ, Company Plans to Take Actions to Maintain Listing

MINNEAPOLIS, MN - (MARCH 19, 2002) - Tricord Systems, Inc. (Nasdaq: TRCD) announced that it received a notice from Nasdaq dated today indicating that it has failed to comply with the $1.00 minimum bid price required for continued listing of its common stock on the Nasdaq SmallCap Market pursuant to Nasdaq Marketplace Rule 4310(c)(4). Pursuant to Nasdaq rules, Tricord will have 180 days from the date of this notice in which to establish compliance with this rule or its common stock will be subject to delisting.

"We believe that continued listing on Nasdaq is an important element of our goal of providing value to our stockholders" said Keith Thorndyke, president and CEO, Tricord Systems, "and we therefore intend to take all possible actions to maintain our listing. We are committed to executing on our current business plan and delivering the additional features required to compete more effectively in the markets we are targeting. We believe that successfully executing on this plan is an important component to increasing stockholder value."

Mr. Thorndyke did caution, however, that there can be no assurance that Tricord will be successful in its efforts to satisfy Nasdaq's minimum $1.00 bid price requirement or the other continued listing requirements, including the minimum stockholders equity or net tangible assets requirement, or would otherwise be able to maintain the listing of its common stock on Nasdaq. Any delisting would have a material adverse effect on Tricord as outlined in Tricord's recent SEC filings.

ABOUT TRICORD'S ILLUMINA SOFTWARE

Tricord's Illumina(TM) software consists of a revolutionary distributed file system and management technology that clusters multiple server appliances into a single resource. Because multiple appliances in a cluster are managed as one entity, many of the tasks associated with managing and growing storage systems are eliminated. Illumina-enabled appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. As the number of appliances grows, performance and throughput scale along with capacity. This is


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achieved without expensive system administration or downtime due to the ability of the appliances to operate as a single unit.

ABOUT TRICORD SYSTEMS

Tricord Systems, Inc. designs, develops and markets clustered server appliances and software for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is currently designed for applications including general file serving, virtual workplace solutions, digital imaging, and security. Tricord is based in Minneapolis, MN with offices in Colorado, California and Georgia. For more information, visit www.tricord.com.

"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, including the Company's expectations regarding the continued listing of its common stock on the Nasdaq SmallCap Market. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact the Company's future results and the performance of its stock price include, without limitation, the Company's ability to generate revenues at a level necessary to support operations, maintain the listing of its common stock on the Nasdaq SmallCap market, raise additional capital if required, establish and maintain the market acceptance of its products in light of changing market conditions, potential presence of software errors and other factors, respond to changes in technology and industry standards, enter into partner relationships or otherwise develop distribution capabilities, protect and enforce its intellectual property rights, hire and retain required personnel, and the potential dilution to the Company's common stockholders upon any conversion of the Company's Series E Preferred Stock and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking information.




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TRICORD MEDIA CONTACTS:

Tracey Floming, Tricord

720-548-4137

INVESTOR CONTACT:

Investor Relations

763-551-6402